Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500

West Corporation Reports First Quarter 2013 Results and

Declares Quarterly Dividend

First Quarter Platform-Based Revenue Grew 7.3%

OMAHA, NE, April 25, 2013 – West Corporation (Nasdaq:WSTC), a leading provider of technology-driven communication services, today announced its first quarter 2013 results.

Financial Summary (unaudited)	Three Months Ended March 31,
Dollars in millions, except per share amounts	2013	2012	Change
Consolidated Revenue	$660.2	$639.1	3.3%
Platform-based Revenue	481.4	448.8	7.3%
Adjusted Operating Income[1]	138.4	130.3	6.3%
Operating Income	93.3	114.2	-18.3%
Free Cash Flow1,[2]	65.1	57.6	13.1%
Cash Flows from Operations	98.7	91.7	7.6%
Adjusted EBITDA[1]	170.1	161.8	5.2%
EBITDA[1]	138.9	160.6	-13.5%
Adjusted Net Income[1]	44.5	45.8	-2.8%
Pro Forma Adjusted Net Income1,[3]	58.1	NM	NM
Net Income	3.1	34.0	-91.0%
Adjusted Earnings per Share – Diluted	0.68	NM	NM
Pro Forma Adjusted EPS – Diluted[1,3]	0.68	NM	NM
Earnings per Share – Diluted	.05	.54	-90.7%
Net Cash Flows used in Investing	(34.0)	(110.7)	-69.3%
Net Cash Flows from Financing	409.6	20.3	NM

[1]	See Reconciliation of Non-GAAP Financial Measures beginning on page 10.
[2]	Free Cash Flow is calculated as Cash Flows from Operations less cash Capital Expenditures.
[3]

Reflects the impact of post-IPO reduced debt balances and lower interest rates arising from the Company’s pricing amendment to its senior secured term loan facilities and anticipated redemption of the $450 million senior subordinated notes as if these transactions had been completed on January 1, 2013.

“West Corporation started 2013 on a positive note, re-entering the public equity markets and delivering growth in consolidated revenue, platform-based revenue, adjusted operating income and adjusted EBITDA. With our stable operating model and healthy margins, we generated strong free cash flow and are announcing a quarterly dividend of $0.225 per share. We see future growth opportunities as we continue to develop and manage large-scale, complex, mission-critical transactions for our clients’ constantly evolving communications needs,” stated Tom Barker, CEO.

Dividend

The Company today also announced a $0.225 per common share quarterly dividend. The dividend is payable May 16, 2013, to shareholders of record as of the close of business on May 6, 2013. “Due to the strength of our underlying businesses, West Corporation generates significant free cash flow. We expect to generate $180-$220 million in free cash flow this year. Our expectation is to return some portion of our free cash flow to shareholders each year through a regular quarterly dividend,” said Paul Mendlik, CFO. “We expect to use the remaining free cash flow to reduce leverage and fund acquisitions to accelerate growth. Our goal is to reduce net leverage to less than 4x adjusted EBITDA in less than 24 months through free cash flow generation and EBITDA growth.”

Consolidated Operating Results

For the first quarter of 2013, revenue was $660.2 million compared to $639.1 million for the same quarter of the previous year, an increase of 3.3 percent. Revenue from an acquired entity4 was $20.9 million during the first quarter of 2013. Consolidated revenue growth was impacted by a decline of $11.4 million in agent-based services revenue. The Unified Communications segment had revenue of $367.6 million in the first quarter of 2013, an increase of 2.2 percent over the same quarter of the previous year. The Communication Services segment had revenue of $296.5 million in the first quarter of 2013, 5.2 percent higher than the first quarter of 2012. The growth in Communication Services revenue was primarily driven by the acquisition of HyperCube and 6.2% growth in Emergency Communications (Intrado) revenue. The Company’s platform-based businesses5 had revenue of $481.4 million in the first quarter of 2013, an increase of 7.3 percent over the same quarter of the previous year.

Adjusted Operating Income for the first quarter of 2013 was $138.4 million, or 21.0 percent of revenue, compared to $130.3 million, or 20.4 percent of revenue in the same quarter of 2012. Operating Income was $93.3 million in the first quarter of 2013 compared to $114.2 million in the first quarter of 2012. A reconciliation of Adjusted Operating Income to Operating Income is presented on page 10.

[4]	Revenue from an acquired entity includes the March 23, 2012 acquisition of HyperCube in the Communication Services segment. Revenue presented is through March 23, 2013.
[5]	Platform-based businesses include the Unified Communications segment, Intrado, West Interactive and HyperCube.

Adjusted EBITDA for the first quarter of 2013 was $170.1 million, or 25.8 percent of revenue, compared to $161.8 million, or 25.3 percent of revenue, for the first quarter of 2012. EBITDA was $138.9 million in the first quarter of 2013 compared to $160.6 million in the first quarter of 2012. A reconciliation of EBITDA and Adjusted EBITDA to Cash Flows from Operations and Net Income is presented beginning on page 12.

Cash Flows from Operations were $98.7 million for the first quarter of 2013 compared to $91.7 million in the same quarter last year. Free Cash Flow increased 13.1% to $65.1 million in the first quarter of 2013 compared to $57.6 million in the first quarter of 2012. A reconciliation of Free Cash Flow to Cash Flows from Operations is presented on page 11.

Adjusted Net Income was $44.5 million in the first quarter of 2013, a decrease of 2.8 percent from the same quarter of 2012. The decrease in Adjusted Net Income was due to higher interest expense as a result of higher outstanding balances on the Company’s senior term loan facilities. The Company’s pro forma Adjusted Net Income, which includes pro forma interest expense, net of tax, for the first quarter of 2013 was $58.1 million. A reconciliation of Adjusted Net Income and pro forma Adjusted Net Income to Net Income is presented beginning on page 10.

Balance Sheet and Liquidity

At March 31, 2013, West Corporation had cash and cash equivalents totaling $651.1 million and working capital of $297.8 million. Interest expense was $72.9 million during the three months ended March 31, 2013 compared to $62.2 million during the comparable period last year. This increase in interest expense was due to higher outstanding balances on the Company’s variable rate senior term loan facilities. During the first quarter of 2013, other non-operating expense included $16.5 million for the subordinated debt call premium.

The Company’s pro forma adjusted interest expense for the first quarter of 2013 was $46.4 million compared to actual interest expense of $72.9 million. Pro forma adjusted interest reflects the impact of lower debt balances and lower interest rates post IPO. Approximately $12.4 million of the pro forma adjustment relates to the savings expected for the full quarter from the anticipated redemption of the $450 million senior subordinated notes and the remaining amount relates to the savings for the full quarter associated with the pricing amendment to the senior secured term loan facilities as if these transactions had been completed January 1, 2013.

The amendment of the $2.4 billion senior secured term loan facilities was completed on February 20, 2013. This amendment will reduce the annual cash interest expense run rate by $47 million and extend the maturity of $1.1 billion of term loans to June 2018. The Company’s net debt to pro forma Adjusted EBITDA ratio, as calculated pursuant to the Company’s senior secured term debt facilities, was 4.68x at March 31, 2013.

During the first quarter of 2013, the Company invested $23.3 million, or 3.5 percent of revenues, in capital expenditures primarily for software and computer equipment.

Initial Public Offering

On March 27, 2013, the Company completed its initial public offering of 21.275 million shares of common stock (“IPO”). Proceeds from the IPO, net of underwriting discounts, were $401 million. The Company intends to use the proceeds of the IPO and cash on hand to redeem its $450 million of 11 percent senior subordinated notes. The redemption date for the senior subordinated notes is April 26, 2013 at a redemption price equal to 103.667 percent of the principal amount. This redemption will reduce the Company’s annual cash interest expense run rate by $49.5 million.

“We are excited to have completed our senior term loan amendment in February and IPO in March. This amendment and equity offering provides West Corporation with annual run rate interest savings of $97 million. This will benefit the Company with an improved capital structure, reduced leverage and greater overall financial flexibility,” said Paul Mendlik.

2013 Guidance Update

The Company is presenting the following guidance for its expected results for 2013, which includes the impact of the IPO and the re-pricing of its senior term loan facility. This guidance assumes no acquisitions or changes in the current operating environment, no additional capital structure changes and foreign currency exchange rates used in our previous guidance.

Consolidated Revenue ($B)	$2.715 - $2.770
Adjusted Operating Income ($M)	$565 - $595
Operating Income ($M)	$474 - $504
Free Cash Flow ($M)	$180 - $220
Cash Flows from Operations ($M)	$320 - $350
Adjusted EBITDA ($M)	$705 - $735
EBITDA ($M)	$660 - $690
Adjusted Net Income ($M)	$220 - $232
Adjusted Earnings per Share - Diluted	$2.87 - $3.02
Pro forma Adjusted Net Income ($M)	$237 - $249
Pro Forma Adjusted EPS - Diluted	$3.09 - $3.24
Net Income ($M)	$138 - $150
Earnings per Share - Diluted	$1.80 - $1.95
Net Debt to pro forma Adjusted EBITDA ratio	4.50x - 4.65x

Conference Call

The Company will hold a conference call to discuss these topics on Friday, April 26, 2013 at 11:00 AM Eastern Time (10:00 AM Central Time). Investors may access the call by visiting the Financials section of the West Corporation website at www.west.com and clicking on the Webcast link. A replay of the call will be available on the Company’s website at www.west.com.

About West Corporation

West Corporation (Nasdaq:WSTC) is a leading provider of technology-driven communication services. West offers its clients a broad range of communications and network infrastructure solutions that help them manage or support critical communications. West’s customer contact solutions and conferencing services are designed to improve its clients’ cost structure and provide reliable, high-quality services. West also provides mission-critical services, such as public safety and emergency communications.

Founded in 1986 and headquartered in Omaha, Nebraska, West serves Fortune 1000 companies and other clients in a variety of industries, including telecommunications, retail, financial services, public safety, technology and healthcare. West has sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information on West Corporation, please call 1-800-841-9000 or visit www.west.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, competition in West’s highly competitive industries; increases in the cost of voice and data services or significant interruptions in these services; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the continued deployment and adoption of emerging technologies; the loss, financial difficulties or bankruptcy of any key clients; security and privacy breaches of the systems West uses to protect personal data; the effects of global economic trends on the businesses of West’s clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; the cost of pending and future litigation; the cost of defending West against intellectual property infringement claims; extensive regulation affecting many of West’s businesses; West’s ability to protect its proprietary information or technology; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions and integrate or achieve the objectives of its recent and future acquisitions; future impairments of our substantial goodwill, intangible assets, or other long-lived assets; and West’s ability to recover consumer receivables on behalf of its clients. In addition, West is subject to risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; the ability to obtain additional financing; the incurrence of significant additional indebtedness by West and its subsidiaries; and the ability of West’s lenders to fulfill their lending commitments. West is also subject to other risk factors described in documents filed by the company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

WEST CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited, in thousands except selected operating data)

	Three Months Ended March 31,
	2013	2012		2013		2013 Adj.
	Actual	Actual	% Change	Adjusted (1)	% Change	Pro Forma (3)
Revenue	$660,224	$639,062	3.3%	$660,224	3.3%	$660,224
Cost of services	309,067	291,702	6.0%	309,067	6.0%	309,067
Selling, general and administrative expenses	257,867	233,118	10.6%	212,741	-8.7%	212,741

Operating income	93,290	114,242	-18.3%	138,416	21.2%	138,416
Interest expense, net	72,879	62,062	17.4%	68,225	9.9%	46,430
Subordinated debt call premium	16,502	—	—	—	—	—
Other expense (income), net	(979)	(2,730)	NM	(979)	NM	(979)

Income before tax	4,888	54,910	-91.1%	71,170	29.6%	92,965
Income tax	1,833	20,866	-91.2%	26,689	27.9%	34,862

Net income	$3,055	$34,044	-91.0%	$44,481	30.7%	$58,103

Weighted average shares outstanding:
Basic	63,918	61,368		63,918		83,449
Diluted	65,366	63,529		65,366		84,897
Earnings per share:
Basic	$0.05	$0.55	-90.9%	$0.70	27.3%	$0.70
Diluted	$0.05	$0.54	-90.7%	$0.68	25.9%	$0.68
SELECTED SEGMENT DATA:
Revenue:
Unified Communications	$367,568	$359,647	2.2%
Communication Services	296,451	281,737	5.2%
Intersegment eliminations	(3,795)	(2,322)	NM

Total	$660,224	$639,062	3.3%

Depreciation:
Unified Communications	$15,448	$15,097	2.3%
Communication Services	12,359	11,211	10.2%

Total	$27,807	$26,308	5.7%

Amortization:
Unified Communications—SG&A	$6,224	$7,249	-14.1%
Communication Services—COS	2,589	2,129	21.6%
Communication Services—SG&A	7,737	7,629	1.4%
Corporate—deferred financing costs	4,654	3,393	37.2%

Total	$21,204	$20,400	3.9%

Share-based Compensation
Unified Communications	$1,479	$17	NM
Communication Services	1,711	116	NM

Total	$3,190	$133	NM

Cost of services:
Unified Communications	$157,106	$148,740	5.6%
Communication Services	155,391	144,742	7.4%
Intersegment eliminations	(3,430)	(1,780)	NM

Total	$309,067	$291,702	6.0%

Selling, general and administrative expenses:
Unified Communications	$132,598	$113,770	16.5%
Communication Services	125,635	119,889	4.8%
Intersegment eliminations	(366)	(541)	NM

Total	$257,867	$233,118	10.6%

Operating income:
Unified Communications	$77,865	$97,136	-19.8%	$103,278	6.3%
Communication Services	15,425	17,106	-9.8%	35,138	105.4%

Total	$93,290	$114,242	-18.3%	$138,416	21.2%

Operating margin:
Unified Communications	21.2%	27.0%		28.1%
Communication Services	5.2%	6.1%		11.9%

Total	14.1%	17.9%		21.0%

SELECTED OPERATING DATA:
Revenue from platform-based services (5)	$481,438	$448,752	7.3%
Revenue from agent-based services	$181,372	$192,817	-5.9%

NM: Not Meaningful

CONDENSED BALANCE SHEETS

(Unaudited, in thousands)

	Mar. 31,	Dec. 31,	%
	2013	2012	Change
Current assets:
Cash and cash equivalents	$651,136	$179,111	263.5%
Trust and restricted cash	14,886	14,518	2.5%
Accounts receivable, net	442,608	444,411	-0.4%
Deferred income taxes receivable	21,691	13,148	65.0%
Prepaid assets	53,632	42,129	27.3%
Other current assets	71,398	67,775	5.3%

Total current assets	1,255,351	761,092	64.9%
Net property and equipment	356,667	364,896	-2.3%
Goodwill	1,812,253	1,816,851	-0.3%
Other assets	516,661	505,314	2.2%

Total assets	$3,940,932	$3,448,153	14.3%

Current liabilities	$957,506	$457,668	109.2%
Long-term obligations	3,587,435	3,992,531	-10.1%
Other liabilities	246,149	247,640	-0.6%

Total liabilities	4,791,090	4,697,839	2.0%
Stockholders’ deficit	(850,158)	(1,249,686)	32.0%

Total liabilities and stockholders’ deficit	$3,940,932	$3,448,153	14.3%

NM: Not Meaningful

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income Reconciliation

Adjusted Operating Income is a non-GAAP measure that reflects the Company’s Operating Income before the impact of IPO-related expenses, expenses terminated in connection with the IPO and non-cash items. Adjusted Operating Income is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Adjusted Operating Income should not be considered in isolation or as a substitute for Operating Income or other profitability data prepared in accordance with GAAP. Adjusted Operating Income, as presented, may not be comparable to similarly titled measures of other companies. Set forth below is a reconciliation of Adjusted Operating Income to Operating Income.

Reconciliation of Adjusted Operating Income from Operating Income

Amounts in thousands

	Three Months Ended Mar. 31,
	2013	2012	% Change
Operating income	$93,290	$114,242	-18.3%
Amortization of acquired intangible assets	13,961	14,878
Share-based compensation	3,190	133
Sponsor management/termination fee	25,000	1,000
IPO bonus	2,975	—

Adjusted operating income	$138,416	$130,253	6.3%

Adjusted Net Income, Adjusted EPS, Pro forma Adjusted Net Income and Pro forma Adjusted EPS Reconciliation

Adjusted Net Income is a non-GAAP measure that reflects the Company’s Net Income before the impact of IPO-related expenses, expenses terminated in connection with the IPO, bond redemption premiums and non-cash items. Adjusted Net Income is not a measure of financial performance under GAAP. Adjusted Net Income should not be considered in isolation or as a substitute for Net Income or other profitability metrics prepared in accordance with GAAP. Adjusted Net Income, as presented, may not be comparable to similarly titled measures of other companies. Set forth below is a reconciliation of Adjusted Net Income to Net Income.

Pro forma Adjusted Net Income represents Adjusted Net Income after giving effect to pro forma adjusted interest expense. Pro forma adjusted interest expense reflects the impact of lower debt balances and lower interest rates post IPO. This includes the savings expected for the full quarter from the anticipated redemption of the $450 million senior subordinated notes and the savings for the full quarter associated with the pricing amendment to the senior secured term loan facilities as if these transactions had been completed January 1, 2013.

Reconciliation of Adjusted Net Income & Pro forma Net Income from Net Income

Amounts in thousands

	Three Months Ended Mar. 31,
	2013	2012	% Change
Net income	$3,055	$34,044	-91.0%
Amortization of acquired intangible assets	13,961	14,878
Amortization of deferred financing costs	4,654	3,393
Share-based compensation	3,190	133
Sponsor management/termination fee	25,000	1,000
IPO bonus	2,975	—
Subordinated debt call premium	16,502	—

Pre-tax total	66,282	19,404
Income tax expense on adjustments	24,856	7,665

Adjusted net income	$44,481	$45,783	-2.8%

Diluted shares outstanding	65,366	63,529
Adjusted EPS—diluted	$0.68	$0.72	-5.6%
Pro forma interest expense change, net of tax	$13,622

Pro forma adjusted net income	$58,103	N/A

Pro forma diluted shares outstanding	84,897
Pro forma adjusted EPS—diluted	$0.68	N/A

Free Cash Flow Reconciliation

The Company believes Free Cash Flow provides a relevant measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt service, stock repurchases and distribution of earnings to shareholders. Free Cash Flow is calculated as Cash Flows from Operations less cash Capital Expenditures. Free Cash Flow is not a measure of financial performance under GAAP. Free Cash Flow should not be considered in isolation or as a substitute for Cash Flows from Operations or other liquidity measures prepared in accordance with GAAP. Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies. Set forth below is a reconciliation of Free Cash Flow to Cash Flows from Operations.

Reconciliation of Free Cash Flow from Operating Cash Flow

Amounts in thousands

	Three Months Ended Mar. 31,
	2013	2012	% Change
Cash flows from operations	$98,666	$91,663	7.6%
Cash capital expenditures	33,542	34,073	-1.6%

Free cash flow	$65,124	$57,590	13.1%

EBITDA and Adjusted EBITDA Reconciliation

The common definition of EBITDA is “Earnings Before Interest Expense, Taxes, Depreciation and Amortization.” In evaluating liquidity and performance, the Company uses earnings before interest expense, share based compensation, taxes, depreciation and amortization, and one-time IPO-related expenses, or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for Net Income, Cash Flows from Operations or other income or cash flows data prepared in accordance with GAAP. EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA are used by certain investors as measures to assess the Company’s ability to service debt. Adjusted EBITDA is also used in the Company’s debt covenants, although the precise adjustments used to calculate Adjusted EBITDA included in the Company’s credit facility and indentures vary in certain respects among such agreements and from those presented below. Certain adjustments to Adjusted EBITDA were excluded from the calculations below consistent with the adjustments made for Adjusted Operating Income and Adjusted Net Income. Adjusted EBITDA, as calculated for purposes of the Company’s debt covenants, includes additional adjustments to EBITDA in the three months ended March 31, 2013 and March 31, 2012 of $4,376 and $8,086, respectively. Set forth below is a reconciliation of EBITDA and Adjusted EBITDA to Cash Flows from Operations and Net Income.

Reconciliation of EBITDA and Adjusted EBITDA from Operating Cash Flow

Amounts in thousands

	Three Months Ended Mar. 31,
	2013	2012
Cash flows from operating activities	$98,666	$91,663
Income tax expense	1,833	20,866
Deferred income tax expense	(4,343)	(11,518)
Interest expense and other financing charges	89,694	62,412
Provision for share-based compensation	(3,190)	(133)
Amortization of deferred financing costs	(4,654)	(3,393)
Asset impairment	—	(3,715)
Other	(28)	(79)
Changes in operating assets and liabilities, net of business acquisitions	(39,039)	4,534

EBITDA	138,939	160,637
Provision for share-based compensation	3,190	133
Sponsor management/termination fee and IPO bonus	27,975	1,000

Adjusted EBITDA	$170,104	$161,770

Reconciliation of EBITDA and Adjusted EBITDA from Net Income

Amounts in thousands

	Three Months Ended Mar. 31,
	2013	2012
Net income	$3,055	$34,044
Interest expense and other financing charges	89,694	62,412
Depreciation and amortization	44,357	43,315
Income tax expense	1,833	20,866

EBITDA	138,939	160,637
Provision for share-based compensation	3,190	133
Sponsor management/termination fee and IPO bonus	27,975	1,000

Adjusted EBITDA	$170,104	$161,770

Amounts in thousands

	Three Months Ended Mar. 31,
	2013	2012
Cash flows from operating activities	$98,666	$91,663
Cash flows used in investing activities	$(33,963)	$(110,652)
Cash flows from financing activities	$409,581	$20,266

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